Exhibit 10.33

Summary Description of 2010 Compensatory Arrangements for Named Executive Officers

On February 4, 2010 and February 16, 2010, the Compensation Committee of the Board of Directors of Alphatec Holdings, Inc. approved the 2010 salaries, target bonus percentages and perquisites for the Company’s named executive officers as further described below.

Salaries

Name and Title	2009 Base Salary	2010 Base Salary	Percentage Increase
Dirk Kuyper, President and CEO	$375,000	$425,000	13.3%
Peter C. Wulff, Chief Financial Officer and VP	$260,000	$273,000	5%
Stephen P. Lubischer, VP, Sales	$245,000	$249,900	2%
Mitsuo Asai, President, Alphatec Pacific	$284,775	$293,318	3%
Ebun S. Garner, Esq., General Counsel and VP	$230,000	$243,800	6%

Target Bonus Percentages

With respect to each of the executive officers above, 2010 target cash bonuses will be determined according to a formula expressed as percentages of the respective executive officer’s base salary, and will be subject to adjustments based on the percentage to which the targeted applicable performance criteria is achieved. The table below sets forth for each of the executive officers listed therein the percentage of the base salary that such executive officer is eligible to receive as a cash bonus in 2010 upon the achievement of performance criteria established by the Compensation Committee of the Board of Directors.

Name and Title	2010 Base Salary	2009 Bonus Percentage Upon 100% Achievement of Performance Criteria	2010 Bonus Percentage Upon 100% Achievement of Performance Criteria
Dirk Kuyper, President and CEO	$425,000	100%	88.23%
Peter C. Wulff, Chief Financial Officer and VP	$273,000	50%	50%
Stephen P. Lubischer, VP, Sales	$249,900	85%	85%
Mitsuo Asai, President, Alphatec Pacific	$293,318	35%	35%
Ebun S. Garner, Esq., General Counsel and VP	$243,800	50%	50%

Perquisites

The Compensation Committee of the Board of Directors awarded Mr. Kuyper the following perquisites as of February 16, 2010: (i) reimbursement of up to $10,000 annually in connection with Mr. Kuyper’s purchase of a long-term disability insurance policy, and (ii) reimbursement of up to $5,000 over a two-year period in connection with Mr. Kuyper undergoing an executive physical.